Exhibit 10.1

LOJACK CORPORATION

Summary of Board Compensation

The following is a summary of the currently effective compensation of the board of directors of LoJack Corporation (the “Company”) for services as directors, which is subject to modification at any time by the Board of Directors.

•	An annual cash retainer of $20,000 per director
•	Audit Committee Chair compensation of $10,000 per year
•	Compensation Committee Chair compensation of $7,500 per year
•	Nominating / Governance Chair compensation of $5,000 per year
•	Lead Director compensation of $5,000 per year
•	Board Meeting fee of $1,500 per meeting ($750 per telephone meeting or telephone participation in a meeting. No fee for brief telephone meetings.)
•	Committee Meeting fee of $1,000 per meeting ($750 per telephone meeting or telephone participation in a meeting. No fee for brief telephone meetings.)
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An annual grant (on the third business day after the annual meeting) of $80,000 (rounded to the nearest whole number of shares) in value of restricted stock subject to forfeiture and restrictions on transfer, such restrictions to lapse after two years.

Annual restricted share grants and compensation shall be prorated for new directors taking office between annual shareholder meeting dates.